Exhibit 99.1
Booking Holdings Intends to Appeal European Commission Decision to Prohibit the Company’s Acquisition of Etraveli Group

The Company Also Announces Extension of Its Partnership Agreement with Etraveli Group

NORWALK, Conn., Sept. 25, 2023 – Booking Holdings Inc. (NASDAQ: BKNG) today announced that it intends to appeal the European Commission’s recently announced decision to prohibit the Company’s acquisition of Etraveli Group, from CVC Capital Partners (“CVC”), to the European courts.

The Company strongly believes the Commission is wrong on both the facts of the case and the law applicable to this transaction, which was cleared unconditionally by multiple competition authorities, including the UK Competition & Markets Authority and U.S. FTC. The Commission has fundamentally misconstrued the highly competitive travel markets for flights and accommodations, and its decision is an unexplainable departure from the Commission’s own Non-Horizontal Merger Guidelines, which are legally binding on the Commission. The acquisition, which would have combined two separate but complementary Europe-based businesses operating within separate, highly competitive industries, would have delivered tremendous benefits for consumers and partners by bringing more options and competitive pricing. Booking Holdings regrets very much the lack of convergence of the European Commission with other major international enforcers on this pro-competitive transaction.

The European Commission’s decision does not alter Booking Holdings’ commitment to continue building its already growing and successful flights offering at Booking.com, and providing increased choice and transparency for consumers, as the company today also announces an extension of an existing and long-standing commercial partnership agreement between Booking.com and Etraveli Group through at least December 2028.

While the acquisition would have allowed Booking.com to fully harness all of Etraveli Group’s capabilities and management team to offer a better flights product and better deals for consumers through, among other things, greater strategic and commercial alignment and enhanced integration, the continued partnership with Etraveli Group will further strengthen and accelerate Booking.com’s ongoing work to build a frictionless global flights offering, which is already live in over 50 countries, and deliver even more value to travelers.

“The European Commission's decision not only departs from settled law and precedent but it deprives consumers of travel options that they are entitled to have," said Booking Holdings’ Chief Executive Officer, Glenn Fogel. "We are proud of the progress we are making in providing a high quality flights product through our existing commercial partnership with Etraveli Group. Today we are pleased to announce an extension of that partnership through 2028, and as we go forward together, our focus will continue to be on advancing the creation of a better, more flexible consumer travel experience that provides more value to customers and partners.”

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.

About Etraveli Group
Etraveli Group (ETG), headquartered in Sweden, is a global technology provider for Flights focused on offering the best possible flight content delivered through flexible tech solutions, to the consumer and any company facing the consumer. Through consumer brands like Gotogate, Mytrip, Flightnetwork and through global partnerships with the likes of Google Flights, Skyscanner, Kayak, Booking.com and others ETG provides search, book and fulfillment services of Flights and related products. The Group also operates the airline integration company TripStack and metasearch engine Flightmate (Flygresor.se). ETG has around 2300 employees with offices in Sweden, Greece, Canada, India and Uruguay..

About CVC Capital Partners

CVC is a leading private equity and investment advisory firm with a network of 25 offices throughout EMEA, the Americas and Asia, with approximately €161 billion of assets under management. CVC has six complementary strategies across private equity, secondaries and credit, for which we have secured commitments in excess of €200 billion from some of the world's leading institutional investors across its private equity, credit and secondaries strategies. Funds managed or advised by CVC are invested in over 125 companies worldwide, which have combined annual sales of approximately €130 billion and employ more than 450,000 people. For further information about CVC please visit: www.cvc.com. Follow us on LinkedIn.

Source: Booking Holdings
#BKNG_Corporate